EXHIBIT 99.2


               BIGSTRING CORPORATION LAUNCHES FACEBOOK APPLICATION
                 ENABLING USERS TO SEND SELF-DESTRUCTING VIDEOS

         RED BANK, N.J., December 18 - BigString Corporation (OTCBB: BSGC) has launched an application for Facebook that enables users to record or upload videos that can be programmed to self-destruct at a specific time or after a set number of views. This is part of a new BigString initiative to develop social networking messaging applications built around the company's core technology.

         The video application will allow users to send private self-destructing video messages or to post public video messages to the recipient's wall. Users can record a video message directly to the application or upload a pre-existing message.

         Darin Myman, President and CEO of BigString Corporation, noted that "video message privacy and security is very important in a world where you can very easily find your personal videos being put up without your permission on sites such as YouTube. Social networks such as Facebook interface well with BigString's proprietary messaging technology. We provide added value to websites focused on social networking, online dating or user-generated content where protecting a user's privacy is a major consideration."

About BigString
---------------

         BigString Corporation, owner and operator of BigString.com is a provider of social networking messaging applications and user-controllable email services. In addition to permitting users to send recallable, erasable, self-destructing messages and video, BigString's patent-pending technology allows emails and pictures to be rendered non-forwardable, non-printable and non-savable before or after the recipients read them, no matter what email service provider is used.

Forward-Looking Statements
--------------------------

         Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation's actual results could differ materially from expected results.

CONTACT: Darin Myman, BigString Corporation, 732-741-2840, darin@bigstring.com Howard Greene, Greene Inc., 516-825-0400, greenepr@bigstring.com or greenepr@aol.com